EXHIBIT 10.1
SIXTH AMENDMENT TO EMPLOYMENT AGREEMENT
This SIXTH AMENDMENT TO EMPLOYMENT AGREEMENT (“Sixth Amendment”), dated November 14, 2011, is by and between THE BON-TON STORES, INC., a Pennsylvania corporation (the “Company”), and BYRON L. BERGREN (“Employee”).
W I T N E S S E T H:
WHEREAS, the Company and Employee entered into an Agreement dated as of August 24, 2004 (“Original Agreement”) with respect to the employment of Employee as the President and Chief Executive Officer of the Company;
WHEREAS, the Company and Employee entered into an amendment to the Original Agreement as of May 1, 2005 (“First Amendment”), a second amendment to the Original Agreement on May 23, 2006 (“Second Amendment”), a third amendment to the Original Agreement on July 19, 2007 (“Third Amendment”), a fourth amendment to the Original Agreement on March 18, 2009 (“Fourth Amendment”), and a fifth amendment to the Original Agreement on January 21, 2011 (“Fifth Amendment”);
WHEREAS, the Company’s Board of Directors (“Board”) has approved this Sixth Amendment;
WHEREAS, capitalized terms used but not defined herein shall have the meanings ascribed thereto in the Original Agreement, as previously amended by the First Amendment, the Second Amendment, the Third Amendment, the Fourth Amendment and the Fifth Amendment (collectively, the “Agreement”).
NOW THEREFORE, in consideration of the mutual promises and covenants contained herein and intending to be legally bound hereby, the Company and Employee agree as follows:
1. Effective Date of this Sixth Amendment. This Sixth Amendment shall be effective upon execution by Employee and the Company.
2. Amendment of the Agreement.
(a) Notwithstanding any other provision of the Agreement to the contrary, if (i) at any time after the date of this Sixth Amendment, Employee’s employment as President and/or Chief Executive Officer of the Company is terminated by the Company without Cause, then (ii) simultaneously with or promptly after such termination, Employee shall be appointed as non-executive Chairman of Company’s Board of Directors and Employee shall be entitled to the following payments and benefits:
(A) Prompt payment of all accrued and unpaid Base Salary earned by Employee under Paragraph 4(a) of the Agreement and accrued but unused vacation pay through the date of termination of employment as President and/or Chief Executive Officer; and

(B) If Employee has been employed for any portion of the Company’s fiscal year in which the termination of his employment occurs, Employee will receive a pro-rated bonus, if earned by Employee under Paragraph 4(b) for said fiscal year based on the Company’s full-year performance, equal to the amount of the applicable full-year bonus multiplied by a fraction, the numerator of which is the number of days from January 29 of such year to and including the date of such termination, and the denominator of which is 365. The bonus, if any, under this clause (ii) will be paid at the time that bonuses are paid to other Company senior executives for the fiscal year in which the termination occurs.
(b) For purposes of clarification, in the event that clauses (a)(i) and (a)(ii) above are satisfied, (i) such termination shall not constitute Good Reason, (ii) any unvested equity award issued to Employee and outstanding as of the date of such termination shall continue to vest in accordance with the vesting terms set forth in the applicable grant document, (iii) Employee shall not be entitled to any compensation (whether cash compensation or equity compensation), remuneration or benefit other than as specifically provided in this Section 2 of this Sixth Amendment and, if and when applicable, Section 13(f)(i)(B)(I)(i) and 13(f)(i)(B)(I)(iii) of the Agreement relating to a Change of Control Payment (without duplication, and provided that Section 13(f)(i)(B)(I)(i) shall not apply if a Change of Control occurs following termination of Employee’s employment under Section 2(a) of this Sixth Amendment), and (iv) the date of such termination shall be deemed to be the “CEO Termination Date” and shall be deemed to be the end of the “CEO Term”; further, when Employee is appointed as the non-executive Chairman of the Board in accordance with (a)(ii) above, the Company shall cause Employee to continue to be elected as a Director and to be appointed as the non-executive Chairman of the Board, in each case through the date of the first annual meeting of shareholders of the Company that is at least 12 months following the CEO Termination Date. For purposes hereof, Section 13(f)(i)(B)(I)(iii) shall be amended and restated to read as follows: “(A) the Company publicly announces, within the period that is 90 days prior to the end of the then-current CEO Term (including as a result of a termination under Section 2(a) of the Sixth Amendment) until 90 days following the end of such CEO Term, a potential transaction that would result in a Change of Control, (B) Employee either receives a notice of non-renewal of such CEO Term from the Company pursuant to Section 1(a) of the Fifth Amendment or is terminated without Cause under Section 2(a) of the Sixth Amendment, and (C) such publicly announced transaction is consummated within nine months of the CEO Termination Date.”
(c) In the event that Employee’s employment is terminated other than in accordance with Section 2(a) of this Sixth Amendment, Employee shall be entitled to receive such compensation and benefits as are set forth in the Agreement.

3. Controlling Law. This Sixth Amendment and all questions relating to its validity, interpretation, performance and enforcement (including, without limitation, provisions concerning limitations of actions), shall be governed by and construed in accordance with the laws of the Commonwealth of Pennsylvania, notwithstanding any conflict-of-laws doctrines of such state or any other jurisdiction to the contrary, and without the aid of any canon, custom or rule of law requiring construction against the draftsman.
4. Execution in Counterparts. This Sixth Amendment may be executed in any number of counterparts, each of which shall be deemed to be an original against any party whose signature appears thereon, and all of which shall together constitute one and the same instrument. This Sixth Amendment shall become effective and binding when one or more counterparts hereof, individually or taken together, shall bear the signatures of all of the parties hereto.
5. Effect of Amendment. Except as may be affected by this Sixth Amendment, all of the provisions of the Agreement, as amended hereby, shall continue in full force and effect. The provisions of this Sixth Amendment shall not constitute a waiver or modification of any terms or conditions of the Agreement other than as expressly set forth herein.
6. No Injunctive Relief. Employee shall not be entitled to injunctive or other equitable relief in connection with any violation or alleged violation of the Agreement, as amended, by the Company.
[Signature page follows]

IN WITNESS WHEREOF, the parties hereto, intending to be legally bound, have duly executed and delivered, in Pennsylvania, this Agreement as of the date first above written.

THE BON-TON STORES, INC.

By:	/s/ Tim Grumbacher Tim Grumbacher	Date: November 14, 2011
Executive Chairman of the Board

	/s/ Byron L. Bergren Byron L. Bergren	Date: November 14, 2011

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